Exhibit 99.1

N E W S  R E L E A S E

Atmel Corporation Appoints Steve Skaggs as
Interim Chief Financial Officer

Company Raises Midpoint of Q1 2013 Revenue Guidance

San Jose, CA, April 2, 2013 — Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch technology solutions, today announced that Steve Skaggs, who currently serves as Atmel’s Senior Vice President of Corporate Strategy & Development, has also been appointed interim Chief Financial Officer of Atmel, effective immediately. This appointment follows Stephen Cumming’s decision to resign as Atmel’s Vice President of Finance and Chief Financial Officer. Mr. Cumming will remain with Atmel for a short period to facilitate the transition.

“We are pleased that someone of Steve Skaggs’ caliber has agreed to step in as interim CFO,” stated Steven Laub, President and Chief Executive Officer. “He brings over 20 years of experience in the semiconductor industry, including leadership experience as both a CEO and CFO at another publicly traded semiconductor company. With our experienced management team, including recent additions of senior operations and business unit executives, and under Steve’s guidance of the finance organization, we fully expect to grow revenue, enhance margins and expand earnings throughout this year.”

Commenting on Mr. Cumming, Mr. Laub said, “We appreciate Stephen’s contributions to Atmel, which have reinforced our solid financial foundation. We wish him the best in his future endeavors.”

Mr. Cumming said, “I am proud to have been a part of Atmel for the past five years, and feel honored to have worked alongside such an outstanding team of talented professionals. I plan to help management as needed during this transition period.”

Atmel Corporation • 1600 Technology Drive • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

The company intends to retain a leading executive search firm to assist in the search for a permanent CFO.

Atmel noted that Mr. Cumming’s separation is not related to any disputes with the company or any issues regarding the integrity of the company’s financial statements or accounting policies and practices.

Atmel also raised the lower end of its previously announced guidance range for first quarter 2013 revenues to $318 million to $328 million from the prior range of $311 million to $328 million.

Mr. Skaggs joined Atmel in 2010. He worked previously at Lattice Semiconductor, where he served as President and CEO and also as CFO. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, an international strategic consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. He holds an MBA degree from the Harvard Business School and a BS degree in Chemical Engineering from the University of California, Berkeley.

About Atmel

Atmel Corporation (NASDAQ: ATML) is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

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Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s forecasts, business outlook, expectations, and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our earnings outlook and the progress we may achieve with the integration of acquired products into our business plans and strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, without limitation, general economic conditions (including solvency issues affecting various European countries, economic slowdowns in China, and fiscal and budgetary uncertainties in the United States), the cyclical nature of the semiconductor industry; the inability to realize anticipated benefits related to our restructuring activities or other initiatives in a timely manner or at all; the impact of competitive products and pricing; disruption to our business caused by our increased dependence on outside foundries, industry and/or company overcapacity or under capacity, including capacity constraints of our independent assembly contractors, timely design acceptance by our customers, timely introduction of new products and technologies, industry wide shifts in supply and demand for semiconductor products; financial stability in foreign markets and the impact of foreign exchange rates; adverse changes in tax laws, unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price or volatility of our common stock; compliance with U.S. and international laws and regulations by us and our distributors, our ability to protect intellectual property rights, litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved, especially in the mobile device sector), the possible unfavorable results of legal proceedings, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2012, filed on February 26, 2013 and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

Tel: 1-408-437-2026

Press Contact:

Sander Arts, Vice President of Corporate Marketing

sander.arts@atmel.com

Tel: 1-408-451-4885